EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter 2007 Financial Information

SPOKANE, Wash., April 27, 2007 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank"), today reported financial results for the first-quarter ended March 31, 2007.

Net income for the first-quarter 2007 was $495 thousand, a decrease of $114 thousand, or 18.7%, when compared to $609 thousand reported for the first-quarter 2006. Earnings per diluted share for the first-quarters of 2007 and 2006 were $0.21 and $0.26, respectively. Return on average assets for the first-quarters of 2007 and 2006 was 0.69% and 0.94%, respectively, and return on average equity was 7.91% and 10.90%.

Total assets at March 31, 2007 were $296.8 million, an increase of $17.8 million (6.4%) when compared to December 31, 2006 and an increase of $37.6 million (14.5%) when compared to March 31, 2006. Deposits at March 31, 2007 were $235.5 million and net loans were $218.5 million. When compared to year-end and prior year quarter-end, deposits increased $24.6 million (11.7%) and $30.0 million (14.6%), respectively. Net loans, including loans held for sale, increased $3.3 million (1.5%) and $22.7 million (11.5%), respectively.

Comparing the first-quarter 2007 to the same period in 2006, net interest income improved by $289 thousand, non-interest income improved by $5 thousand and the provision for loan and lease losses was unchanged. Non-interest expense was higher during the first-quarter 2007 than it was in the same prior-year quarter by $457 thousand. Tax expense was $49 thousand less in the first-quarter 2007 than it was in the first-quarter 2006, due primarily to lower pre-tax earnings.

Net interest income as a percent of average earning assets was unchanged, year-over-year, with both the first-quarter 2007 and the first-quarter 2006 reporting at 4.26%.

The Company recorded a net recovery of previously charged-off loans in the first-quarter 2007 of $3 thousand. In the first-quarter 2006, net charge-offs were $9 thousand. Total non-performing assets were $570 thousand at March 31, 2007 and $411 thousand at March 31, 2006. As a percentage of total assets, non-performing assets were 0.19% and 0.16% in 2007 and 2006, respectively.

Randall L. Fewel, President and CEO of the Company and the Bank, noted that performance in the first-quarter 2007 was about what had been expected, with the one exception being net loan growth. "We anticipated that the first-quarter would show lower net income," he said, "because of a planned increase in employee and other non-interest expense, with the single biggest increase in expense related to the hiring of four new commercial lenders. A smaller than anticipated net increase in loans, however, resulted in net interest income being about 2% below budget. Non-interest income and non-interest expense were very much in line with our expectations." Mr. Fewel indicated that net income for the full year is expected to come in at near or slightly below 2006 results. "We anticipate that by year-end additional revenues generated by our new lenders will catch-up with the increased costs that we are currently incurring," he said, "and we expect to see improved results reflected in 2008." Fewel said 2007 is a year in which the company is investing in future growth. "A short term impact on earnings will be more than offset by improved profitability in the long term due to actions taken in 2007," he said.

Mr. Fewel expressed his satisfaction with the growth that the Bank has seen in total assets, deposits and loans, when comparing the first-quarter 2007 to the same period in 2006. As of December 31, 2006, the latest information available from the FDIC, banks of the same asset size as the Bank were reporting annual growth rates in assets and loans of 9.3% and 10.4%, respectively (deposit growth rates are not detailed by the FDIC). "One of our primary goals," he said, "is to continue to grow our Company, year after year, at a double-digit rate. Over time, if we can continue an accelerated rate of growth, we will be able to continue to expand our footprint, offer new services to our customers, provide career advancement opportunity to our employees and enhance shareholder value."

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington and two branches in Kootenai County, Idaho; two additional branches, in Hayden and Spirit Lake, Idaho, are expected to open later this year. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private business banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888